Illumina Names Susan E. Siegel to its Board of Directors
Adding Decades of Leadership Experience in Personalized Medicine, Digital Health and Life Sciences

SAN DIEGO--Illumina, Inc. (NASDAQ: ILMN) announced today that Sue Siegel has joined the company’s Board of Directors effective February 5, 2019. Ms. Siegel is Chief Innovation Officer at General Electric (GE) and CEO of GE Ventures. She is responsible for leading the development and acceleration of innovation across GE and built GE Ventures, which invests in promising startups, creates new businesses, commercializes GE’s intellectual property and catalyzes the development of new markets.
Ms. Siegel has more than 30 years of corporate, entrepreneurial and venture capital experience. Before joining GE, she was a General Partner at Mohr Davidow Ventures, where she led investments in personalized medicine, digital health and life sciences. Prior to that, Ms. Siegel served as president and board member at Affymetrix, steering the company's transformation from a pre-revenue startup to a global genomics leader with a multibillion-dollar market cap. Earlier, she held executive positions spanning functional disciplines at Bio-Rad, DuPont and Amersham.
“Sue is an exceptional innovator who brings significant scientific and operational experience to our board of directors,” said Francis deSouza, Illumina President and Chief Executive Officer. “We are excited to have her creativity and dedication to reimagining healthcare as Illumina continues its evolution into clinical markets.”
“As a pioneering technology leader, Illumina is advancing many markets, from life science research to clinical diagnostics to consumer genomics and beyond, expanding the fast growing yet early genomics economy,” said Ms. Siegel. “Most importantly, Illumina’s commitment to unlocking the power of genome through its breakthrough technologies and business models places it squarely at the forefront of the transformation of human health. I am thrilled to join the board and eager to support its mission.”
Ms. Siegel has served on more than a dozen private and public corporate boards in her career, including Pacific Biosciences and Affymetrix. Currently, she is a board member at Align Technologies and MIT’s The Engine. In addition, she co-chairs Stanford Medicine’s Board of Fellows and serves on advisory boards for Harvard Partners Healthcare Innovation, UC Innovation Council, RAND Health Care, and USC Marshall School Board of Leaders. Her non-profit board appointments have included the National Venture Capital Association and Silicon Valley’s Tech Museum of Innovation.
A champion of field-building initiatives that support the advancement of healthcare research and its translation, Ms. Siegel was a founding representative member of the National Institutes of Health’s National Center for Advancing Translational Sciences and served on the Precision Medicine Initiative Working Group of the Advisory Committee to the NIH Director, which led to the creation of All of Us.
A recognized business leader and innovator, Ms. Siegel has been named one of “34 Leaders Who Are Changing Health Care” by Fortune, one of “The 100 Most Influential Women in Silicon Valley” by Silicon Valley Business Journal, and among the top five on the Global Corporate Venturing Powerlist. Ms. Siegel was also featured as a transformational leader in the book “Multipliers: How The Best Leaders Make Everyone Smarter.” Ms. Siegel is a Henry Crown Fellow of the Aspen Institute and a member of YPO-WPO and Women Corporate Directors.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

BACKGROUND INFORMATION
https://allofus.nih.gov/about/who-we-are/pmi-working-group-advisory-committee-director/sue-siegel-ceo-ge

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